Exhibit 99.1

CONTANGO OIL & GAS COMPANY	CRIMSON EXPLORATION INC.

NEWS RELEASE

Contango Oil & Gas and Crimson Exploration Enter Into Merger Agreement

April 30, 2013 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango”) and Crimson Exploration Inc. (NasdaqGM: CXPO) (“Crimson”) jointly announced today that they have signed a merger agreement for an all-stock transaction pursuant to which Crimson would become a wholly owned subsidiary of Contango. Upon consummation of the merger, each share of Crimson stock will be converted into 0.08288 shares of Contango stock resulting in Crimson stockholders owning 20.3% of the post-merger Contango.

Following the merger, the combined company will be a premier Houston-based independent oil and gas company with a balanced offshore Gulf of Mexico (“GoM”) and onshore Texas production profile and a deep inventory of high-impact GoM prospects complemented by Crimson’s onshore oil and natural gas liquids-focused, lower-risk unconventional resource positions in several prolific plays. Pro forma for the merger, Contango’s net daily production for the quarter ending March 31, 2013 would be approximately 101 Mmcfe (31% oil and natural gas liquids) and the proforma combined company’s total proved reserves are estimated to be approximately 312 Bcfe (31% oil and natural gas liquids), based on SEC pricing at March 31, 2013. Pro forma PV-10 of the estimated proved reserves of the combined company would be approximately $932.5 million. The enhanced size and scale of the combined company and its conservatively capitalized balance sheet will position it to implement an accelerated oil and natural gas liquids-focused drilling program. This transaction is expected to be immediately accretive to cash flow per share for Contango.

Joseph Romano, President, Chief Executive Officer and Chairman of Contango said, “We are excited about the complementary nature of this combination and the numerous benefits make it a win-win for the stockholders of each company. We also are very pleased to welcome Allan Keel and his Crimson team to Contango. We all see a great opportunity to accelerate and optimize the development of Crimson’s significant resource potential in parallel with continuing Contango’s GoM exploration focus. Contango will look to optimize capital allocation across the combined portfolio and we currently expect to continue to drill two to four exploration prospects per year in the GoM while operating two to four onshore rigs focused on unconventional resource development. This transaction is consistent with Contango’s strategy of increasing stockholder value through the drill-bit and it helps us achieve a number of our long-term strategic objectives.”

Allan D. Keel, Crimson’s President and Chief Executive Officer said, “We look forward to joining Contango and assuming responsibility for a portfolio of top tier offshore assets and combine them with Crimson’s extensive inventory of onshore opportunities. The combination with Contango provides substantial offshore cash flow generation that can be used to accelerate our drilling program in our oil and natural gas liquids-rich acreage targeting the Woodbine, Buda, Eagle Ford, James Lime and Liberty County prospects. This accelerated development should result in meaningful reserve, production and cash flow growth for the combined company. Furthermore, the merger will allow Crimson to de-lever our balance sheet and increase our trading float. We believe this merger is a great combination of two complimentary companies and a great opportunity to unlock value more quickly for Crimson’s stockholders.”

TERMS OF THE TRANSACTION

Crimson stockholders will receive per-share consideration consisting of 0.08288 shares of Contango common stock for each Crimson share. Based on Contango’s closing stock price on April 29, 2013, this transaction represents an implied price per share for Crimson of $3.19, a premium of approximately 8% percent to the most recent closing price of Crimson common stock. Aggregate consideration in the transaction is approximately $390 million based on the assumed issuance of approximately 3.9 million shares of Contango common stock and the assumption by Contango of approximately $244 million of long-term debt of Crimson.

The merger is subject to the approval of the stockholders of both Contango and Crimson as well as customary closing conditions. The Estate of Kenneth R. Peak, Brad Juneau, members of the management teams of Contango and Crimson, and affiliates of Oaktree Capital Management (Crimson’s largest stockholder) have all entered into voting agreements in support of the transaction. The merger is expected to close in the third quarter of 2013.

MANAGEMENT TEAM AND BOARD OF DIRECTORS

Mr. Joseph Romano will serve as Chairman of the Board of Directors and Chairman of the newly-created Investment Committee of the Board of Directors of the combined company. Mr. Allan D. Keel will become President, Chief Executive Officer and a member of the Investment Committee and Mr. E. Joseph Grady will become Senior Vice President and Chief Financial Officer of the combined company. Mr. Keel and Mr. Grady each have signed employment agreements that are subject to the closing of the transaction. It is expected that all of the Crimson senior management team will join Contango in positions similar to those they currently hold at Crimson. The Board of Directors of the combined company will consist of eight directors, five of whom will be selected by Contango and three of whom will be selected by Crimson. Brad Juneau will continue to be a member of the Board and will continue to generate GoM prospects for the combined company through Juneau Exploration L.P.

The corporate headquarters of the combined company will continue to be in Houston, Texas.

FINANCIAL POLICY

Contango has an established track-record of maintaining a strong financial position, investing in projects with attractive rates of return and maintaining adequate credit lines to implement its capital program. Following the transaction, Contango intends to use its current liquidity and future free cash flow to invest in both offshore and onshore prospects and to restructure, refinance and/or repay a portion of Crimson’s debt.

WEBCAST INFORMATION

Managements of Contango and Crimson will host a combined conference call for investors at 10:00 a.m. CDT, Tuesday, April 30, 2013, to discuss the details of the transaction. Those interested in participating in the call may do so by calling the following phone number: 800-691-0338, (International 785-830-7981) and entering the following participation code 6626916. A replay of the call will be available from April 30, 2013 at 1:00 p.m. CDT through May 7, 2013 at 1:00 p.m. CDT by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 6626916. A copy of the presentation will be posted to each company’s website under the “Investor Relations” section prior to the call.

ADVISORS AND COUNSEL

Petrie Partners Securities, LLC acted as financial advisor to Contango and rendered a fairness opinion in connection with the transaction. Morgan, Lewis & Bockius LLP acted as legal advisor to Contango. Barclays acted as financial advisor to Crimson and rendered a fairness opinion in connection with the transaction. Vinson & Elkins LLP acted as legal advisor to Crimson.

ABOUT CONTANGO

Contango is a Houston, Texas based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties offshore in the shallow waters of the Gulf of Mexico. Contango has additional onshore investments in i) Alta Resources Investments, LLC, whose primary area of focus is the liquids-rich Kaybob Duvernay in Alberta, Canada; ii) Exaro Energy III LLC, which is primarily focused on the development of proved natural gas reserves in the Jonah Field in Wyoming; and iii) the Tuscaloosa Marine Shale where we own approximately 24,000 acres. Additional information can be found on Contango’s web page at www.contango.com.

ABOUT CRIMSON

Crimson is a Houston, Texas based independent energy company engaged in the exploitation, exploration, development and acquisition of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. Crimson currently owns approximately 95,000 net acres onshore in Texas, Louisiana, Colorado and Mississippi, including approximately 19,000 net acres in Madison and Grimes Counties in Southeast Texas, approximately 8,600 net acres in the Eagle Ford Shale in South Texas, approximately 10,000 net acres in the DJ Basin of Colorado, and approximately 4,800 net acres in the Haynesville Shale and Mid-Bossier gas plays and James Lime gas/liquids play in East Texas. Additional information on Crimson is available on Crimson’s website at www.crimsonexploration.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning the proposed transaction between Contango and Crimson, the expected timetable for completing the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance. Forward-looking statements are all statements other than statements of historical facts, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Contango or Crimson and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the merger, including obtaining the affirmative vote of at least a majority of the votes cast by the holders of Contango’s outstanding shares of common stock entitled to vote on the approval of issuance of shares of Contango common stock and at least a majority of the votes cast by the holders of Crimson’s outstanding shares of common stock entitled to vote on the adoption of the merger agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the merger; (5) the ability to recognize the benefits of the merger; and (6) legislative, regulatory and economic developments. Contango and Crimson caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Contango’s and Crimson’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of Contango or Crimson to control or predict. Except as required by law, neither Contango nor Crimson undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Each of Contango and Crimson disclaim any responsibility for updating the information contained in this filing beyond the published date or for changes made to this filing by wire services or Internet service providers.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

In connection with the proposed transaction, Contango intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Contango and Crimson that also constitutes a prospectus of Contango. Contango and Crimson also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Contango and Crimson with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting Contango’s Investor Relations department at 713.960.1901, or at Contango’s website or contacting Crimson’s Investor Relations department at 713.236.7571 or at Crimson’s website.

Contango and Crimson and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Contango’s directors and executive officers is available in Contango’s proxy statement dated October 12, 2012, for its 2012 Annual Meeting of Stockholders. Information about Crimson’s directors and executive officers is available in Crimson’s proxy statement dated April 3, 2013 for its 2013 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Contango or Crimson using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Contacts:

Contango Oil & Gas Company

3700 Buffalo Speedway, Suite 960

Houston, TX 77098

Sergio Castro, 713.960.1901

Vice President and Chief Financial Officer

Crimson Exploration Inc.

717 Texas Avenue, Suite 2900

Houston, TX 77002

E. Joseph Grady, 713.236.7400

Senior Vice President and Chief Financial Officer

or

Josh Wannarka, 713.236.7571

Manager of Investor Relations and FP&A